EXHIBIT 99.1

Possis Announces Full Market Release of Its AngioJet(R) Ultra System


    MINNEAPOLIS--(BUSINESS WIRE)--March 12, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today announced the full market release of its new AngioJet(R) Ultra Thrombectomy System. The next-generation Ultra System, which was approved by the U.S. Food and Drug Administration (FDA) in December 2006 for blood clot removal (thrombectomy), is now available for sale to hospitals and physicians throughout the United States.

    "During the recently completed limited-market release, the Ultra System was broadly evaluated by experienced AngioJet operators in several hospitals across the country," said Robert G. Dutcher, Possis chairman, president and CEO. "We are very pleased that cath-lab staff found the Ultra System to be much faster to set up and significantly easier to use than the earlier AngioJet System, while retaining the same therapeutic effectiveness. Moreover, physician response has been overwhelmingly positive."

    The Ultra System is the latest version of the AngioJet Rheolytic Thrombectomy System that has been proven in more than 300,000 patients worldwide for thrombectomy in arterial and venous blood vessels. Re-engineered to take advantage of the latest technologies, the new micro-processor-based Ultra System reduces setup time, improves mobility and provides a self-prompting, much simpler control interface.

    According to Possis, anticipated revenue from Ultra System sales is reflected in the company's current guidance.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet(R) System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the AngioJet Ultra System and its anticipated performance, market potential and acceptance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as the effectiveness of our sales and marketing efforts, and our ability to effectively manage new product introductions. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             Jules.Fisher@possis.com